EXHIBIT 99.1

In this Blog I want to briefly address the recurring question about updates on our patient enrollment in the TBI trial. I have said before and will say again, that we will not be providing any kind of patient enrollment tally or trial results prior to completion of treatment and evaluation of the first patient cohort. Putting out an announcement every time another patient is treated meets no useful purpose other than satisfying someone’s curiosity. You will find very few, if any, biotech or pharmaceutical companies that provide interim clinical trial data at that level. We continue to monitor the study’s progress and support the clinical sites in their efforts. In parallel, we have begun preliminary designs for platelet studies to satisfy the FDAs information requests. So, certainly things are moving forward.

Last year we said that our topical Wundecyte oxygenating bandage product will move into animal trials. We have not yet begun animal trials, but we have completed an initial study design for an animal trial to evaluate Wundecyte’s effectiveness at wound healing, with and without the bandage. This study will look at factors such as time to wound closure and reduction in scar tissue formation as compared to a control group. Interestingly enough, moving into human trials may need an IND, because the active ingredient of the product is Oxygen and—buckle up -that is considered a drug. Sometimes this industry just leaves me speechless.

Dermacyte is scheduled to launch the Eye Cream product and two versions of the new concentrate formulation during the second calendar quarter. Dermacyte concentrate is currently in a cosmetic trial which will evaluate the effect of Dermacyte on the appearance of wrinkles and fine lines in trial participants. I have used these products myself and firmly believe that they are phenomenal cosmetics.

We have extensively explained that we are emerging from a research-only company to a company working hard to manufacture and sell products. We are hopeful this will enable us to increase our research initiatives even further and broaden our scope in Perfluorocarbon treatment. But, we will not disclose our strategic plans except through the public reports we file with the Securities and Exchange Commission and other public announcements we deem appropriate.

In order to be sure you do not miss any of our news releases, you should sign up for the news release alerts on the Investor Relations section of our website. Those email alerts go out as soon as a news release is issued, informing you that there is a news release and providing a link that you can click if you want to read it. We do not use those email addresses for any other purpose. To sign up for the alerts, go to http://www.oxybiomed.com/investors.htm. On the left side of the page, at the bottom, you will see a link labeled “E-mail Alerts”. Click that and it will take you to a page to submit your email address.